THIS AGREEMENT made as of the 5th day of February, 2013.

BETWEEN:

[__________________]

of the City of [_______]
in the Province of Ontario

(hereinafter called the “Vendor”)

OF THE FIRST PART;

- and -

ECO-SHIFT ACQUISITION CORP.
a corporation incorporated under the
laws of the Province of Ontario

(hereinafter called the “Purchaser”)

OF THE SECOND PART.

WHEREAS the Vendor is the beneficial owner of capital property as more particularly described in Schedule “A” attached hereto (hereinafter referred to as the “Shares”); and

WHEREAS the Vendor has agreed to sell and the Purchaser has agreed to purchase from the Vendor the Shares for a purchase price equal to the fair market value of the Shares as set out in Schedule “A” as of the close of business on the date hereof; and

WHEREAS the Vendor and the Purchaser have agreed for the purposes of subsection 85(1) of the Income Tax Act (Canada) (the “Act”) to elect a transfer price for the Shares to be an amount equal to the Vendor’s Agreed Amount (as herein defined) of the Shares as at the date hereof; and

WHEREAS the Vendor is to receive in consideration for the Shares transferred a sufficient number of Exchangeable shares in the capital stock of the Purchaser, such consideration having a fair market value in the aggregate equal to the fair market value of the Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, it is hereby agreed as follows:

(1)

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

In this Agreement, except as otherwise expressly provided, the following words or expressions have the following meanings:

(a)             “Act” means the Income Tax Act (Canada) R.S.C. 1985, c.1 (5th Supp.), as amended from time to time;

(b)            “Agreed Amount” means the Cost Amount or such greater amount as set out on Schedule “A”;

(c)             “Agreement” means this Agreement and any instrument supplemental or ancillary hereto including all Schedules attached hereto;

(d)            “Cost Amount” shall have the meaning assigned by subsection 248(1) of the Act;

(e)             “Purchase Price” has the meaning ascribed thereto in section 2.1 of this Agreement;

(f)             “Shares” has the meaning ascribed thereto in the first recital of this Agreement; and

1.2	Gender and Number

Words importing the singular number only shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine gender and neuter gender, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, government or governmental board, agency or instrumentality.

1.3	Headings

The division of this Agreement into articles and sections and the article and section headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	Applicable Law

This Agreement shall be governed by the law of the Province of Ontario and the law of Canada applicable therein and the parties hereto do hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

1.5	Severability

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

1.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect thereto.

1.7	Waiver

No waiver by any party hereto of any breach of any of the provisions of this Agreement by such party shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

1.8	Time of Essence

Time shall be of the essence of this Agreement.

(2)

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase Price

Subject to the terms and conditions hereof, the Vendor agrees to sell and the Purchaser agrees to purchase from the Vendor the Shares at a purchase price equal to the fair market value of the shares as set out in Schedule “A” hereto (the “Purchase Price”).

2.2	Consideration

The Purchase Price shall be satisfied by the issuance of a sufficient number of Exchangeable shares in the capital stock of the Purchaser having a fair market value equal to the Purchase Price and having a stated capital as more particularly set out in Schedule “A” attached hereto which stated capital shall be fixed by the directors of the Purchaser pursuant to subsection 24(3) of the Business Corporations Act (Ontario).

2.3            Price Adjustment.

If the Canada Revenue Agency (“CRA”) determines that the fair market value of the Shares is greater or less than the Agreed Amount, the Purchase Price shall be increased or decreased to reflect this difference, as ultimately determined, and will be settled by issuance of additional shares in the capital of the Purchaser, or as otherwise decided by the Parties. Reference to value as ultimately determined herein shall have the following meaning:

(a)             such amount as may be agreed by CRA, the Vendor and the Purchaser, to have been the fair market value of the Shares; or

(b)            in the absence of such agreement, such amount as shall be determined by a Court having jurisdiction in the matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken) to be the fair market value of the Shares.

Such ultimately determined value shall automatically be substituted for the fair market value hereunder to the same intent and purpose as if such value had been included herein at the time of execution of this agreement, and the parties shall execute all necessary documents as may be permitted or required to give effect to the foregoing.

2.4	Election

The Vendor and the Purchaser agree that each will make an election in respect of the transfer and sale of the Shares pursuant to subsection 85(1) of the Act, as the same may be amended from time to time, in the form and within the time prescribed by section 85 of the Act, electing a transfer price for the purposes of the Act equal to the Agreed Amount.

2.5	Representations and Warranties of the Vendor

The Vendor represents and warrants that:

(a)             The Vendor owns the Shares with good and marketable title thereto, free of any claim, lien, security interest or encumbrance of any nature or kind and free of any rights or privileges capable of becoming claims, liens, security interests and encumbrances;

(b)            The Vendor is entitled to sell, transfer and assign good and marketable title to the Shares to the Purchaser, free of any such claims, liens, encumbrances, rights and privileges;

(c)             This Agreement shall not constitute a default of any other agreements nor does any other agreement exist which would restrict or prohibit the within transaction; and

(d)            The Vendor is not a non-resident of Canada within the meaning of section 116 of the Act.

2.6	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants that:

(a)             The Purchaser is a subsisting corporation duly incorporated under the laws of the Province of Ontario;

(b)            The execution and delivery of this Agreement by the Purchaser and the purchase of the Shares herein provided for have been duly authorized by all necessary corporate action and corporate power and authority to enter into this Agreement and to carry out the transaction of purchase and sale contemplated herein; and

(c)             The authorized capital of the Purchaser consists of an unlimited number of Common shares and an unlimited number of Exchangeable shares of which 100 Common shares are issued and outstanding as of the date hereof.

2.7	Closing

The within transaction shall be closed at the offices of Patriquin Law at 112 Yorkville Avenue, 3rd Floor, Toronto, Ontario, M5R 1B9 on the 5th day of February, 2013, or at such later date as the parties may mutually agree at which time the Vendor shall deliver certificates representing the Shares duly endorsed for transfer to the Purchaser in exchange for the consideration described in section 2.2 hereof.

(3)

ARTICLE 3
GENERAL

3.1	Binding Agreement

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

3.2	Assignment

This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of all of the other parties hereto.

3.3	Counterparts

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

3.4	Further Assurances

The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be executed on the date first above written.

SIGNED, SEALED AND DELIVERED in the presence of	}

[__________________________]

ECO-SHIFT ACQUISITION CORP.

Per:

Name: Gilbert Wood
Title: President
I have the authority to bind the corporation

(4)

Schedule A

TRANSFERRED SHARES			Agreed Amount (B)	Amount to be reported B-A	Consideration Received
Description	Elected Amount Limits				Non-share	Share	Fair Market Value of Total Consideration
	Fair Market Value	Cost Amount (A)			Description	Number and Class
[___] common shares in the capital stock of Eco-Shift Power Corp.	$[______]	$[____]	$[NTD: Elected amount to be determined.] As appears in the attached Form T-2057, to be completed by the parties action reasonably	$[NTD]	None	[___________] Exchangeable shares in the capital stock of Eco-Shift Acquisition Corp. having an aggregate value of $[____]	$[_________]